                                                        EX-10.a

              AMENDED AND RESTATED AGREEMENT made September 11, 1998 as of July 1, 1998, by and between TRANS-LUX CORPORATION, a Delaware corporation, transacting business at 110 Richards Avenue, Norwalk, Connecticut (hereinafter referred to as "Company"), and RICHARD BRANDT, residing at P.O. Box 839, Tesuque, New Mexico 87574 (hereinafter referred to as "Brandt").

              WHEREAS, the parties have heretofore entered into an employment agreement dated August 16, l996; and

              WHEREAS, the parties desire to amend such agreement effective July 1, 1998, but all rights and benefits which accrued or accrue to Brandt thereunder on or prior to July 1, 1998 shall not be abrogated and shall remain in full force and effect; and

              WHEREAS, the parties desire to restate such agreement in its entirety as amended hereby; and

              WHEREAS, Brandt for approximately forty-eight (48) years has been continuously engaged as an employee, officer, consultant and/or director of the Company, and for approximately thirty-four (34) years and thirty-two (32) years respectively has been an executive officer and chief executive manager of the affairs of the Company and its subsidiaries and affiliates; and

              WHEREAS, Brandt has had a long, continuously successful experience and performance in the business operations of the Company and has a unique and deep knowledge of the management, needs, trade secrets, know-how and affairs of the Company and its subsidiaries and affiliates; and

              WHEREAS, by reason of all of the aforesaid, Brandt's services are uniquely valuable and advantageous to the Company; and

              WHEREAS, it is the considered judgment of the Board of Directors of the Company that it is in the best interests and to the advantage of the Company that it secure to itself additional commitments from Brandt for the performance of employment and consulting services to the Company to the extent and upon the terms hereinafter provided;

              NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties agree with each other that the following is their amended and restated agreement ("Agreement") in its entirety effective July 1, 1998:

              1. The Company hereby engages Brandt to perform employment and consulting services to the Company on the terms and conditions hereafter set forth, and Brandt hereby accepts such employment and engagement with the Company for a term ("Term") of nine and one-half (9-1/2) years commencing on July 1, 1998 and ending on December 31, 2007. The employment term ("Employment Term") shall be for a period of four and one-half (4-l/2) years commencing on July 1, 1998 and ending December 31, 2002. The consulting term ("Consulting Term") shall be for a period of five (5) years commencing on January 1, 2003 and ending on December 31, 2007. Notwithstanding the foregoing, Brandt may terminate the Term of this Agreement on December 31, 1999 and on December 31 of each year thereafter, on no less than six (6) months prior written notice, in which event the Term shall end on such December 31 to the same effect as if such date was fixed herein as the date for the end of the Term.

              2 (a) During the Employment Term, Brandt will serve the Company faithfully and diligently and shall render to the Company such services as are appropriate to be rendered by the Chairman of the Board and such additional executive services as may be reasonably assigned to him from time to time by the Board of Directors of the Company, or by the Executive Committee of the Board of Directors of the Company, provided that such services are of a type, dignity and nature appropriate to the Chairman of the Board of Directors and former chief executive officer and executive manager of the Company. Brandt shall render such services primarily in Santa Fe, New Mexico or such other location in the United States designated by Brandt and shall devote such time and attention as may be reasonably necessary to effect the efficient discharge of his duties hereunder.

                (b) During the Consulting Term, Brandt will render to the Company such consulting services as may be reasonably assigned to him from time to time by the Board of Directors of the Company, or by the Executive Committee of the Company, provided that such services are of a type, dignity and nature appropriate to the Chairman of the Board of Directors and former chief executive officer and executive manager of the Company and further provided that: (i) such consulting services shall be required to be rendered by him only in Santa Fe, New Mexico or such other location in the United States designated by Brandt,
(ii) Brandt's inability to act as such consultant by reason of illness, disability or lack of capacity shall not be deemed a breach of this Agreement, and (iii) in Brandt's sole opinion the rendition of such services shall not be detrimental or injurious to his health. It is further agreed that such services shall not require more than sixty (60) hours service during any month; that Brandt's unavailability at any particular time shall not constitute a breach of this Agreement; that Brandt may, in his sole opinion, determine that such services may be rendered by telephone, mail or other means of communication; and that Brandt's failure to render such services because of his absence from Santa Fe, New Mexico or such other location in the United States designated by Brandt shall not be deemed a breach of this Agreement. Brandt shall be the sole and absolute judge of his ability to render such consulting services, and Brandt's conclusion that the rendition thereof would be harmful to him shall absolve and excuse Brandt from the rendition of such consulting services.

                (c) During the Term the Company shall use its best efforts to nominate and elect Brandt from year to year as the Chairman of the Board, a director, and a member of the Executive Committee of the Company. In the event that Brandt shall not be elected at all times during the Term hereof as the Company's Chairman of the Board of Directors, as a member of its Board of Directors, and as a member of the Executive Committee, the same shall, at Brandt's option, constitute a material breach of this Agreement by the Company unless the Company shall completely cure such breach within thirty (30) days from receiving notice from Brandt specifically setting forth the claimed breach. Upon (i) failure of the Company to cure such breach, or (ii) in the event there is a "Change-in-Control" as hereinafter defined, Brandt, at his option, shall at any time thereafter be entitled to terminate his obligations hereunder by notice ("Notice") to the Company, specifically including the rendition of any services by him to the Company. After the giving of the Notice the Company shall pay to Brandt, notwithstanding such termination, all sums payable or otherwise provided to Brandt under this Agreement for the balance of the Term, including, but not limited to: (i) the salary and fees, Profit Participation and Bonus payments provided to be paid to him pursuant to Paragraphs 3(a), (b), (c) and (d) for the period from the date of such Notice of termination through December 31, 2007; and (ii) the insurance and other benefits provided under this Agreement. The aforesaid sums and benefits shall be paid or provided to Brandt as follows: (i) the aggregate salary and fees provided to be paid for the balance of the Term pursuant to Paragraphs 3(a) and (b) shall be paid to Brandt in one lump sum ten
(10) days after such Notice of termination, in the same aggregate amounts as are so provided in said Paragraphs 3(a) and (b) to be paid for the balance of the Term (adjusted for the CPI Adjustment, as hereafter defined, to the date of such payment); and (ii) the sums provided to be paid pursuant to Paragraphs 3(c) and
(d) and the insurance and other benefits provided under this Agreement, shall be paid or provided to Brandt in the same manner, at the same times, and in the same amounts as is provided in the said Paragraphs (c) and (d) and in Paragraph 4 and elsewhere in the Agreement to be paid or provided during the balance of the Term.

                (d) Nothing contained in this Agreement shall in any way limit or prevent Brandt from:

                        (i) being connected with, in any manner whatsoever,
                   including, without limiting the generality of the foregoing, as owner, investor, executive or director or otherwise in any business whatsoever, including, without limiting the generality thereof, the business of producing, distributing or exhibiting motion pictures, or the business of film booking and buying, so long as the business is not directly competitive with any business of the Company;

                        (ii) owning or dealing in the stock or securities of any
                   corporation whose stocks or securities are traded on any public market provided that such holdings of Brandt in any individual corporation that is a direct competitor of the Company shall not exceed five (5%) percent of the outstanding securities of any class of any such corporation.

                (e) A "Change-in-Control" shall occur if, after the date hereof
         (i) any Person is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of capital stock of the Company entitling such Person to exercise 20% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors; (ii) the Company sells or transfers all or substantially all of the assets of the Company to another Person; (iii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company other than (a) a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and Class B Stock, (b) a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, or (c) a transaction in which the stockholders of the Company immediately prior to such transaction owned, directly or indirectly, immediately following such transaction, a majority of the combined voting power of the voting capital stock of the corporation resulting from the transaction, such stock to be owned by such stockholders in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such transaction; (iv) a change in the Board of Directors in which the individuals who constituted the Board of Directors at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (v) the Common Stock is the subject of a "Rule 13e-3 transaction" as defined under the Securities Exchange Act of 1934 ("Exchange Act").
         For purposes of this Section 2, the term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust , unincorporated organization or government or any agency or political subdivision thereof. Such term also (i) includes any syndicate or group deemed to be a "Person" under Section 13(d)(3) of the Exchange Act , but (ii) excludes Brandt, the Company, any Subsidiary, any existing Person (including, directly or indirectly, the immediate family (parents, spouse, children, stepchildren, brothers or sisters) of any such Person), who currently beneficially owns shares of the Company's capital stock with 20% or more of the voting power as described above, or any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding capital stock of the Company for or pursuant to the terms of such plan, or any underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of the Company

                    "Subsidiary" means a corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned or controlled, directly or indirectly, by the Company.

              3 (a) During the Employment Term the Company agrees to pay Brandt the following, in addition to Directors' fees and fees as a member of the Executive Committee and other Committees, if any, of the Board of Directors of the Company (such fees to be paid as if Brandt was not an employee of the Company and in the same amounts as non-employee directors are paid):

                        (i) A salary at the rate of $311,766.67 per annum for
                   the balance of 1998, and for each calendar year thereafter during the Employment Term, subject to the CPI Adjustment for calendar years subsequent to 1998 as hereafter provided;

                        (ii) A fee as Chairman at the rate of $63,033.66 per
                   annum for the balance of 1998 and for each calendar year thereafter during the Employment Term, subject to the CPI Adjustment for calendar years subsequent to 1998 as hereafter provided:

                        (iii) An additional fee as Chairman at the rate of
                   $25,555.55 per annum payable at the end of each calendar year.

                (b) During the Consulting Term the Company agrees to pay Brandt, in addition to Directors' fees and fees as a member of the Executive Committee and other Committees, if any, of the Board of Directors of the Company (such fees to be paid as if Brandt was not an employee of the Company and in the same amounts as non-employee directors are paid), a sum at the rate of $325,000 per annum, subject to the CPI Adjustment for calendar years subsequent to 1998 as hereinafter provided.

                (c) During the Term the Company agrees to pay Brandt (i) an amount equal to one and one-half percent (1-1/2%) of Company's pre-tax consolidated earnings, as hereinafter defined in each calendar year (including the full 1998 calendar year) during the Employment Term hereof and (ii) an amount equal to three quarters of one percent (3/4%) of Company's pre-tax consolidated earnings, as hereinafter defined in each calendar year during the Consulting Term hereof, (hereinafter the amounts payable under (i) and (ii) of this Paragraph 3(c) are collectively referred to as the "Profit Participation"). Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by the Company.
Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by the Company's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in the Company's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Payment of such amount, if any is due, shall be made for each year by the Company to Brandt within thirty (30) days after such accountant shall have furnished such statement to the Company disclosing the Company's pre-tax consolidated earnings for such calendar year. The Company undertakes to use its reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with the delivery of such statement by said accountants to it, to deliver a copy of such statement to Brandt. The Company shall not have any liability to Brandt arising out of any delays with respect to the foregoing.

                (d) The Board of Directors of the Company upon the recommendation of the Compensation Committee of the Board of Directors shall consider no later than May of each year the grant of a bonus ("Bonus") to Brandt based upon the performance of Brandt during the immediate preceding year during the Term. In determining whether to grant any such bonus and the amount thereof, consideration may be given to the performance of the Company in light of competitive and economic conditions. Notwithstanding the foregoing, the Company shall pay to Brandt the highest Bonus applicable for each calendar year ending December 31, commencing December 31, 1998, in the respective amounts hereinafter set forth, in the event the Company's pre-tax consolidated earnings for any year during the Term determined in accordance with Paragraph 3(c), meets or exceeds the respective amounts hereinafter set forth.

If Pre-Tax Consolidated                 Annual Non-Cumulative Level of
Earnings in Any Year Exceed             Bonus Payable

        $  250,000                       5,000
           500,000                      10,000
           750,000                      15,000
         1,000,000                      20,000
         1,250,000                      31,250
         1,500,000                      37,500
         1,750,000                      43,750
         2,000,000                      50,000
Over     2,000,000             $50,000 plus 2-1/2% of each full increment of
                               $250,000 over $2,000,000, the total annual bonus not to exceed $125,000 (e.g., if $2,900,000,
                               $50,000 plus 2-1/2% of $750,000 or $50,000 plus
                               $18,750 = $68,750).  The maximum of $125,000
                               payable hereunder shall be subject to the CPI
                               Adjustment for years following 1998 as
                               hereinafter provided.

                (e) Notwithstanding Paragraphs 3(c) and 3(d) of this Agreement, for purposes of Paragraphs 3(c) and 3(d) of this Agreement, there shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement (i) the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Company's net book value as at the end of the immediate preceding calendar year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Company's net book value as at the end of the immediate preceding calendar year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles, and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, (ii) any effect of FASB 109 or similar promulgation, (iii) any direct effect on pre-tax consolidated earnings of write-offs of existing prepaid financing costs prior to the normal amortization schedule of such financings provided however that for the purposes of this Paragraph 3(e), such financing costs shall thereafter be amortized in accordance with such normal amortization schedule of such financings, or (iv) any contractual Bonuses and/or Profit Participations accrued or paid to Brandt and other employees. Each Bonus payment shall be made in accordance with the time provisions set forth in Paragraph 3(c). Notwithstanding the foregoing, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant Brandt the aforesaid Bonus or any portion thereof for any such year or any other bonus based on his performance.

         In the event Brandt is entitled to or is awarded a Bonus, the Company shall notify Brandt thereof no later than May 31 of such year and Brandt shall have the option of receiving such bonus in (i) cash, (ii) Common Stock and/or Class A Stock of the Company or (iii) cash and Common Stock and/or Class A Stock in such ratio as Brandt elects. Such election shall be made by Brandt by written notice to the Company and the Company shall pay said Bonus in the form elected by Brandt within fourteen (14) days after receipt of Brandt's written notice thereof. Upon Brandt's failure to make such election within sixty (60) days after notice to Brandt from the Company of the Bonus, such Bonus shall be paid in cash to Brandt on the day following the expiration of said sixty (60) day period. In the event Brandt elects to receive any such Bonus in Common Stock and/or Class A Stock of the Company, the same shall be valued at the latest closing price of such Common Stock and/or Class A Stock, as the case may be, on (i) the American Stock Exchange (or other principal stock exchange on which the Company's Common Stock and/or Class A Stock is listed or, (ii) if not so listed, on the Nasdaq National Market System ("NMS") or any comparable system if listed thereon, or (iii) if not quoted on the NMS or a comparable system, at the mean between the average of the high and low bid and asked prices on the over-the-counter market) on the date of Brandt's election. If there is no trade on such date on any such exchange or market, then the closing price on the date on which it last traded.

                (f) The Company may make appropriate deductions from the said payments required to be made in this Paragraph 3 to Brandt, to comply with all governmental withholding requirements.

         The payments provided in Paragraphs 3(a) and (b) shall be made in equal weekly installments, or as otherwise may be the practice of the Company in making similar payments, but not less often than once monthly. The payments provided to be made to Brandt pursuant to said Paragraphs 3(a)(i) and 3(a)(ii) and (b) shall each be appropriately adjusted upward ("CPI Adjustment") for inflation at the beginning of each calendar year commencing in 1999 based on the United States Department of Labor Bureau of Labor Statistics, Consumer Price Index, United States City Average, all items (1998=100). The CPI Adjustment shall be paid retroactively when determined, for payments already made in the applicable calendar year.

         Brandt shall also be entitled to reimbursement from the Company for the amount of the social security payments payable by Brandt based on amounts paid to him under this Agreement to the extent such social security payments would have been made by the Company if the fees under Paragraphs 3(a)(ii) and 3(b) were paid as a salary. Any such reimbursement payable by the Company hereunder shall be grossed up to take into account and reimburse Brandt for any tax consequences resulting therefrom.

         This Agreement shall not be deemed abrogated or terminated if the Company, in its discretion, shall determine to increase the compensation of Brandt for any period of time, or if Brandt shall accept such increase.

                (g) If, during the Term of this Agreement, Brandt shall be prevented from performing or be unable to perform, or fail to perform his duties by reason of illness or any other incapacity or disability, the payments and/or benefits provided in Paragraphs 3 and 4 and elsewhere in this Agreement to be made or provided to Brandt, shall continue to be made or provided to Brandt for the balance of the Term, without any reduction whatsoever, at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3 and 4 and elsewhere in this Agreement. If Brandt shall die during the Term, the Company shall pay to Brandt's widow and/or issue, as provided below in this paragraph, an amount equal to the aggregate payments provided to be made under Paragraphs 3
(a) and (b) that otherwise would have been payable to Brandt during the Term but for his death, for the balance of the Term through December 31, 2007, without any reduction whatsoever. Such payments of the amounts provided in Paragraphs 3(a) and (b) shall be made at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3(a) and (b), as follows: fifty percent (50%) to Brandt's widow, if she shall survive him, and in such event the remaining fifty percent (50%) shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease him or, having survived him, shall die during the balance of the Term ending December 31, 2007, the entire amounts thereafter payable during the balance of the Term shall be payable as provided in Paragraphs 3(a) and (b) in equal shares to his surviving issue, per stirpes and not per capita.

         In addition to the payments, insurance and/or benefits provided in Paragraphs 3(g) and 4 and elsewhere in this Agreement, in the event of Brandt's death during the Term, the Company shall pay to the person or persons designated in writing by Brandt to the Company (the "Designee") and, if none, to Brandt's estate, an amount equal to the highest Profit Participation provided for in Paragraph 3(c) hereof and the highest Bonus payments provided for in Paragraph 3(d) hereof received in each case by Brandt during the five (5) year period preceding his death (including for this calculation any payments of Profit Participation and Bonus paid to Brandt under the prior employment agreement referred to in Paragraph 11), for the balance of the Term of this Agreement through December 31, 2007. Such payments of Bonus and Profit Participation under this Paragraph 3(g) shall be made at the same times and in the same manner as provided in Paragraphs 3(c) and (d), as follows: (x) to the Designee(s), and
(y) if there is no Designee or all Designees have predeceased Brandt, then to Brandt's estate.

              4. (a) The Company will continue to furnish to Brandt (provided Brandt is insurable) a policy of life insurance upon Brandt's life, the term of which shall continue during the Term through December 31, 2007. Such policy shall provide that Brandt, upon the expiration of said policy, shall have a conversion right privilege, if same is available. Said policy shall provide for a death benefit of $250,000 payable as follows:

                          Eighty (80%) percent of the death benefit of such
policy to Helen K. Brandt, his wife, and in such event the remaining twenty (20%) percent of such death benefit shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease him, then such policy shall provide that the entire death benefit payable thereunder shall be payable in equal shares to his surviving issue, per stirpes and not per capita.

              If Brandt shall not be insurable, or if the amount of such insurance is less than $250,000, then, upon Brandt's death during the Term hereof, the Company shall in every event, pay to Brandt's said widow and/or issue as provided above in this Paragraph 4(a), the amount of such uninsured portion within 30 days after Brandt's said death. For example, if the amount of insurance is $130,000, then $120,000 shall be paid by the Company to Brandt's said widow and/or issue within 30 days after Brandt's death.

                  (b) The Company shall also provide to Brandt and his wife during the Term, at the Company's expense, medical insurance coverage for Brandt and his wife at least at the same levels as in effect for him on the date of the execution of this Agreement, as well as any other group insurance plan, hospitalization plan (subject to Medicare reimbursements), medical service plan or any other benefit plan which Company may have in effect during the Term. Included in such plans and benefits that the Company will make available or pay to Brandt are travel and accident insurance and Christmas bonuses to the extent the same are made available or paid to the senior executives of the Company. Brandt shall also be entitled to any other insurance and other employee benefits, including life insurance, which are available to senior executives of the Company. Notwithstanding the foregoing, Brandt acknowledges and agrees that
(i) Brandt is accepting $50,000 of group term life insurance in place of the larger amount of group term life that Brandt otherwise would be entitled to and
(ii) Brandt is not entitled to participate in the Company's existing pension plan ("Pension Plan") and the Company agrees to reimburse Brandt for any and all tax liabilities relating to (x)said Pension Plan and (y)previous payments to Brandt from said Pension Plan, resulting from Brandt entering into this employment agreement and/or becoming an employee of the Company. Any such reimbursement by the Company shall be grossed up to take into account and reimburse Brandt for any tax consequences resulting from such reimbursement.
The Company shall also continue to pay for and/or reimburse Brandt or his widow for premiums paid (similarly grossed up for tax purposes) for second to die life insurance policy on their lives which is presently in place.

              5. The Company agrees that during the Term hereof Brandt shall be provided with appropriate secretarial and administrative support, office space and office equipment in connection with his services under this Agreement. The Company shall also reimburse Brandt for all out-of-pocket expenses incurred by him in furtherance of the business and activities of the Company, including travel, board and hotel expenses. During the Term hereof, Brandt shall be entitled to reasonable periods of sick-leave in each year and vacations not in excess of a total of six (6) weeks in any one year. The Company shall also furnish Brandt with a car and driver, as may be requested by Brandt during the Term hereof.

              6. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall be in writing and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

              7. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mails, certified or registered, addressed as follows:

                To Brandt:      Richard Brandt
                                P. O. Box 839
                                Tesuque, New Mexico 87574

                To Company:     Trans-Lux Corporation
                                110 Richards Avenue
                                Norwalk, Connecticut 06854
                                Att: CEO

Either party may, by written notice to the other, change the address to which notices are to be addressed.

              8. The Company may itself, or through any of its subsidiaries or affiliates, make payment to Brandt of the compensation due him hereunder, provided, however, that if such payment be made by a company other than the Company, that fact shall not relieve the Company of its obligations hereunder, except with respect to the extent of the amounts so paid.

              9. The provisions hereof shall be binding upon and shall inure to the benefit of Brandt, his heirs, executors and administrators and the Company and its successors. During the Term of this Agreement, if the Company shall at any time be consolidated or merged into any other corporation, or if substantially all of the assets of the Company are transferred to any other corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting in such merger, or to which such assets shall have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation or transfer.

              10. Wherever in this Agreement it is provided that payments and/or benefits are to be made and/or provided to Brandt's wife and/or widow, and/or issue and/or trust, Brandt shall have the sole right at any time and from time to time during his lifetime to change the parties and/or the percentages and/or the amounts to be paid and/or provided to such parties. Whenever in this Agreement the term "issue" is used it shall mean natural issue except in the case of Brandt's grandchildren issue shall include grandchildren legally adopted by Brandt's natural children.

              11. This Agreement contains all the understandings and agreements arrived at between the parties in relation to the subject matter and supersedes as of July 1, 1998 the employment agreement between the parties dated as of August 16, 1996. Notwithstanding this amendment and restatement of Brandt's employment agreement with the Company dated August 16, 1996, all rights and benefits which accrued or accrue to Brandt on or prior to July 1, 1998 under said August 16, 1996 employment agreement shall not be abrogated by this amendment and restatement and shall remain in full force and effect and this employment agreement shall not affect any agreement other than said August 16, 1996 employment agreement between Brandt and the Company including but not limited to any insurance agreements. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              12. This Agreement shall not be varied, altered, modified, changed or in any way amended, except by an instrument in writing, executed by the parties hereto, or their legal representatives.






              IN WITNESS WHEREOF, Brandt has executed and the Company has caused its Vice Chairman, on its behalf, to execute this Agreement, on the day and year first above written.

                                        TRANS-LUX CORPORATION

                                        By: /s/ Victor Liss
                                           ------------------------------
                                           Vice Chairman of the Board

                                           /s/ Richard Brandt
                                           -------------------------------
                                           Richard Brandt





                                                        EX-10.b


AGREEMENT ("Agreement") made as of the 1st day of June 1998 by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 110 Richards Avenue, Norwalk, CT 06856-5090 (hereinafter called "Employer"), and MICHAEL R. MULCAHY residing at 24 Beeholm Road, Redding, CT 06896 (hereinafter called, "Employee").

                         W I T N E S S E T H:

         1. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

         2. (a) The term ("Term") of the Agreement shall be the period commencing on the date hereof and terminating May 31, 2001.

             (b) In the event that Employee remains or continues in the employ of Employer after the Term, such employment, in the absence of a further written agreement, shall be on an at-will basis, terminable by either party hereto on thirty (30) days' notice to the other and, upon the 30th day following such notice the employment of Employee shall terminate.

            (c) Upon expiration of the Term of this Agreement, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided in this Agreement.

         3. Employee shall be employed in an executive capacity of Employer (and such of its affiliates, divisions and subsidiaries as Employer shall designate). Employer shall use its best efforts to cause Employee to be elected and continue to be elected an Executive Vice President of Employer during the Term of this Agreement. In addition the Board of Directors may, but is not obligated to, designate Employee as Chief Operating Officer of Employer at any time during the Term. The precise services of Employee may be designated or assigned from time to time at the direction of the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, or the President, and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the Board of Directors of Employer, to which Employee does hereby agree to be bound. Employee shall devote his entire time, attention and energies during usual business hours (subject to Employer's policy with respect to vacations, holidays and illnesses for comparable executives of Employer) to the business and affairs of Employer, its affiliates, divisions and subsidiaries as Employer shall from time to time direct. Employee further agrees during the Term of this Agreement to serve as an officer or director of Employer or of any affiliate or subsidiary of Employer as Employer may request, and if Employee serves as such officer or a director he will do so without additional compensation, other than director's fees or honoraria, if any. Employer agrees that during the Term of this Agreement Employee's principal office of employment shall be within a seventy-five (75) mile radius of Norwalk, Connecticut.

      During the Term of this Agreement and during any subsequent employment of Employee by Employer, Employee shall use his best efforts, skills and abilities in the performance of his services hereunder and to promote the interests of Employer, its affiliates, divisions and subsidiaries. Employee shall not, during the Term and during any subsequent employment of Employee by Employer, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made, provided, however, that Employee shall not, either directly or indirectly, be a director of or make any investments in any company or companies which are engaged in businesses competitive with those conducted by Employer or by any of its subsidiaries or affiliates except where such investments are in stock of a company listed on a national securities exchange, and such stock of Employee does not exceed one percent (1%) of the outstanding shares of stock of such listed company.

      Employee shall not at any time during or after the Term of this Agreement use (except on behalf of Employer), divulge, furnish or make accessible to any third person or organization any confidential information concerning Employer or any of its subsidiaries or affiliates or the businesses of any of the foregoing including, without limitation, confidential methods of operations and organization, confidential sources of supply, identity of employees, customer lists and confidential financial information. In addition, Employee agrees that all lists, materials, books, files, reports, correspondence, records and other documents and information ("Employer Materials") used, prepared or made available to Employee, shall be and shall remain the property of Employer. Upon the termination of employment of Employee or the expiration of this Agreement, whichever is earlier, all Employer Materials shall be immediately returned to Trans-Lux Corporation, and Employee shall not make or retain any copies thereof, nor disclose or otherwise use any information relating to said Employer Materials to any other party. As used herein the term Employer shall include Employer, Employer's subsidiaries and affiliates, and any individuals employed or formerly employed by any of them.

         4. (a) For all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee a salary at the rate of ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000) per annum during the period June 1, 1998 to May 31, 1999; at the rate of ONE HUNDRED NINETY-FIVE THOUSAND DOLLARS ($195,000) per annum during the period June 1, 1999 to May 31, 2000 and at the rate of TWO HUNDRED FIFTEEN THOUSAND DOLLARS ($215,000) per annum during the period June 1, 2000 to May 31, 2001. Such salary shall be payable weekly, or monthly, or in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which Employer presently provides, or may provide for him and for its employees generally. Such rights and benefits include the sales override commission plan(as currently in place and compensated monthly) based on all sales and rentals of Employer's world-wide sales staff. The sales override commission shall not exceed (x) $29,167 for the period June 1-December 31, 1998, $45,000 for January 1-December 31, 1999, $40,000 for January 1- December 31, 2000 or $16,666.67 for the period January 1-May 31, 2001 plus (y) for any such period in which the bonus sales goal is exceeded, an additional bonus of 110% times the override factor times the excess. For example, if the sales override amount for a given period (year) is $36,000 and if the mutually agreed upon goal for that period is $11,376,000, the factor is .0031645 (override amount divided by goal) and sales reached is $12,376,000, then there is an additional override commission of $3,480.95 ($1,000,000 x .0031645 x 110%). Notwithstanding the
foregoing, in no event shall an additional override be paid for any amount which exceeds twice the mutually agreed goal (e.g. up to $22,752,000 if the goal is $11,376,000).

      This Agreement shall not be deemed abrogated or terminated if Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time, or if the Employee shall accept such increase. In addition to the group insurance set forth herein, Employer also agrees to continue to provide Employee with life insurance in the amount of $75,000 at the non-smoking rate during the term of this Agreement, provided Employee is insurable at standard rates, with Employee paying any excess premium over the non-smoking rate. The Employer shall transfer such policy to Employee on his retirement or termination of this Agreement by either party without cause. All payments under this Agreement are in United States dollars unless otherwise specified. In the event Employee is non-insurable, then Employer shall pay to Employee from such determination during the remainder of the Term annually the amount the premium would have been at the standard rates. Upon termination of this Agreement as a result of expiration of the Term, or termination by either party of any at-will employment basis or Employee's retirement or discharge without cause, Employer agrees to pay for continuation of coverage of Employee's present $75,000 life insurance policy and medical insurance coverage for one (1) additional year.

             (b) Employer may make appropriate deductions from the said payments required to be made in this Section 4 to Employee to comply with all governmental withholding requirements.

             (c) If, during the Term of this Agreement and if the Employee is still in the employ of Employer, Employee shall be prevented from performing or be unable to perform, or fail to perform, his duties by reason of illness or any other incapacity for (4) consecutive months (excluding normal vacation time) during the Term hereof, Employer agrees to pay Employee thereafter during the Term for the duration of such incapacity or 24 months, whichever is greater, 40% of the base salary which Employee would otherwise have been entitled to receive if not for the illness or other incapacity; provided, however, if such incapacity ceases following the end of the Term, then any such payments shall cease. Notwithstanding the foregoing, to the extent such 24 month period continues after the end of the Term and Employee is entitled to payments under
Section 7, then the payment under this Section 4(c) shall terminate and Section 7 shall apply. If payments under Section 7 cease because of Employee's death prior to the end of the 24 month period under this Section 4(c), then the balance of the payments hereunder will be made, i.e., if Employee has received 6 months of disability payments before the Term expires and dies after receiving 12 months of payments under Section 7, then Employee's widow or surviving issue will receive the remaining 6 months of payments under this Section 4(c). If Employee dies during such 24 month period prior to the end of the Term, then
Section 4(e) shall apply and the payments under this Section 4(c) shall terminate.

             (d) The Board upon the recommendation of the Compensation Committee of the Board shall consider no later than May 31, 1999, 2000, 2001 and 2002 respectively (provided there is no delay in obtaining the financial statements as provided below, but in no event later than 45 days following receipt thereof) the grant of a bonus ("Bonus") to Employee based on Employer's performance for the immediately preceding fiscal year. Notwithstanding the foregoing, Employer shall pay Employee the Bonus rate applicable for each level of annual pre-tax consolidated earnings for any of the fiscal years ending December 31, 1998, 1999, 2000 and 2001 only, (provided however that the Bonus, if any, for 2001 shall be 41.67% of the amount set forth below for such year), in the respective amounts hereinafter set forth in the event Employer's pre-tax consolidated earnings for such year determined in accordance with Section 4(d) meet or exceed the respective amounts hereinafter set forth, such Bonus not to exceed $125,000 for any year ($52,083.33 for January 1- May 31, 2001).


Amount of Annual Pre-Tax      Bonus Percent Highest Amount
 Consolidated Earnings       On Amount        Per Level
   $250,000 -   999,999      1 3/4%            $17,500
 $1,000,000 - 1,999,999      2 1/4%            $22,500
 $2,000,000 - 5,400,000      2 1/2%            $85,000
                                              --------
                                              $125,000 (highest aggregate Bonus)

No Bonus shall be payable on annual pre-tax consolidated earnings in excess of $5,400,000. There shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, or (z) any contractual Bonuses and or contractual profit participations accrued or paid to Employee and other employees.

             Provided Employee is not in default of the Agreement, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant the Employee the aforesaid Bonus or any portion thereof for such year based on his performance.

             Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of any aforesaid 1998, 1999 and 2000 fiscal year, or on May 31, 2001 no Bonus shall be paid for such fiscal year or part thereof as to 2001. In the event of Employee's death on or after January 1 of 1999, 2000 or 2001, or June 1, 2001 as to 2001, any
Bonus to which he is otherwise entitled for the prior fiscal year or 2001, as the case may be, shall be paid to his widow if she shall survive him or if she shall predecease him to his surviving issue per stirpes and not per capita.

             Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by Employer. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by Employer's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in Employer's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Payment of such amount, if any is due, shall be made for each year by Employer to Employee within sixty
(60) days after which such accountant shall have furnished such statement to Employer disclosing Employer's pre-tax consolidated earnings for each of the years 1998, 1999, 2000 and 2001. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing.

                 (e) In the event Employee dies during the Term of this Agreement while the Employee is still in the employ of Employer, Employer shall pay to Employee's widow or his surviving issue, as the case may be, for twenty-four (24) months, annual death benefits payable weekly or in accordance with Employer's payroll practices in an amount equal to 40% of Employee's then annual base salary rate.

                 (f) Employee, in lieu of receiving cash payment of any Bonus (excluding the sales override commission plan), may elect to receive all or part of any such Bonus by delivery of the Employer's Common Stock, par value $1.00 per share ("Common Stock") valued at the closing market price on date of election, or if not traded on such date, the last reported closing market price. Such election must (i) be made within ten (10) days after notice of the amount of such Bonus and (ii) require a minimum of one hundred (100) shares. No fractional shares will be issued. Employee acknowledges that any such shares must be purchased for investment and not with a view to distribution and cannot be resold without an exemption from registration under the Securities Act of 1933, as amended, such as Rule 144 which requires, among other things, a one (1) year holding period. Prior to commencement of any fiscal year period under
Section 4(d) Employee may also elect to defer payment of any such Bonus for up to ten (10) years by giving written notice to Employer of Employee's request for said deferral. Any such deferred Bonus shall not accrue interest whatsoever.

                 (g) Employer hereby grants Employee effective as of the date of execution of this Agreement pursuant to Employer's 1995 Stock Option Plan ("Plan"), the option ("Option") to purchase 12,500 shares of Common Stock at a price per share equal to the fair market value of Common Stock of Employer on the execution date hereof in accordance with paragraph 5 of the Plan and upon the other terms and conditions set forth in the form of the option agreement annexed hereto as Exhibit A. Such option agreement shall be executed by Employee as of the date of execution hereof.

                 (h) Employer agrees to provide Employee with split dollar life insurance in the initial face amount of $500,000 with paid-up additions from dividends for up to first 20 years of the policy in accordance with Male Smoker Age 50 Presentation annexed hereto as Exhibit B. In the event and at such time as Employee stops smoking in accordance with the insurance company's regulations, any premium reductions resulting therefrom shall be utilized to purchase additional life insurance for Employee under separate policies in accordance with the available offerings.

                 5. During the Term of this Agreement, Employer will reimburse Employee for traveling or other out-of-pocket expenses and disbursements incurred by Employee with Employer's approval in furtherance of the businesses of Employer, its affiliates, divisions or subsidiaries, upon presentation of such supporting information as Employer may from time to time request.

                 6. During the Term of this Agreement, Employee shall be entitled to a vacation during the usual vacation period of Employer in accordance with such vacation schedules as Employer may prescribe.

                 7. Both parties recognize that the services to be rendered by Employee pursuant to this Agreement are extraordinary and unique. During the Term of this Agreement, and during any subsequent employment of Employee by Employer, Employee shall not, directly or indirectly, enter into the employ of or render any services to any person, partnership, association or corporation engaged in a business or businesses in any way, directly or indirectly, competitive to those now or hereafter engaged in by Employer or by any of its subsidiaries during the Term of this Agreement and during any subsequent employment of Employee by Employer and Employee shall not engage in any such business, directly or indirectly on his own account and, except as permitted by paragraph 3 of this Agreement, Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. For a period of two (2) years following termination of employment, Employee shall not directly or indirectly (i) engage or otherwise be involved in the recruitment or employment of the Employer's employees or any individual who was such an employee within one (1) year of any such termination of employment, (ii) solicit or assist in obtaining business from a customer of the Employer who was a customer during the two (2) year period prior to termination of employment, with respect to products or services competitive with products or services of Employer, or (iii) communicate, publish, or otherwise transmit, in any manner whatsoever, untrue or negative information or comments regarding Employer.

             Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from any breach of this Agreement, but nothing herein contained shall be construed to prevent Employer from pursuing such other remedies as Employer may elect to invoke.

             In the event Employee leaves the employ of Employer at the end of the Term or any renewal Term and provided that Employee has not been discharged for cause, then Employer shall pay to Employee weekly or bi-weekly in accordance with Employer's payroll practices as severance pay, an amount equal to one hundred percent (100%) of Employee's base salary under Section 4(a) in effect at time of termination of employment (e.g. at rate of $215,000 per annum if termination is June 1, 2001) for a period of two (2) years or until Employee's death, whichever first occurs; provided further that if Employee violates the confidentiality clause in Section 3 or violates or challenges the enforceability of any of the clauses of this Section 7, Employer may, in addition to all other remedies to which it is entitled, cease the payments under this Section 7. The severance pay hereunder is not payable in the event Employee dies during the Term or any renewal Term or for any time period following his death during the above severance pay period. In the event Employee is disabled at the end of the Term and receiving payments under Section 4(c), then the payment under this
Section 7 shall be at the rate of forty percent (40%), and not one hundred percent (100%), of Employee's base salary under Section 4(a) in effect at time of termination of employment and shall be in lieu of any payments under Section 4(c) which payments shall terminate so that there is no duplication of payment; provided, however, if such disability ceases prior to the end of the two (2) year time period, the payment rate shall be one hundred percent (100%) so long as any disability does not recur. During the period in which Employer makes payment to Employee under this Section 7, Employee agrees to be available for reasonable telephonic consultation as to matters Employee worked on during the Term.

                8. In the event any provision of Section 7 of this Agreement shall be held invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

                9. Employee shall have the right to cancel and terminate this Agreement on 75 days prior written notice from the date of occurrence if there has been a "Change in Control of Employer", as hereinafter defined. Upon such termination becoming effective pursuant to such notice by Employee, (a) Employer and Employee shall be released from all further liability and obligations provided for in the Agreement, except that Employee shall still be subject to and bound by his obligations under Section 7 as modified herein; (b) Employer shall pay to Employee his Bonus for the prior calendar year (if not previously paid) as and to the extent provided for in Section 4 (d); (c) Employee shall be paid in a lump sum on the effective date of termination, (i) the salary payable under Section 4(a) for the balance of the Agreement Term or one (1) year, whichever is longer, (ii) one additional year's salary at the $215,000 base salary rate; and (iii) a Bonus payable under Section 4(d) for two (2) additional years based on the Bonus paid or payable to Employee for the prior full year preceding such notice; (d) Employee shall receive for the balance of the Agreement Term medical insurance, group insurance and life insurance coverage as and to same extent paid by Employer under Sections 4(a) and (h); and (e) Employee shall be paid fifty percent (50%) of the severance payments provided under Section 7 for a two (2) year period as and to extent otherwise provided in
Section 7.  If Employee is incapacitated at the time of his notice under this
Section 9, the above payments shall be in lieu of the payments provided under
Section 4(c) which payments shall cease and terminate at the end of the 75 day notice period. In the event of Employee's death during the 75 day notice period, any amounts still payable to Employee by reason of such termination shall be paid to his widow if she shall survive him, or if she shall predecease him, to his surviving issue, per stirpes and not per capita. The notice under this Section 9 must be given within 60 days of the occurrence of the applicable event or be deemed waived. To the extent any such payments made pursuant to
Section 9 above are deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and are subject to tax pursuant to Section 4999 of the Code, such payments shall be grossed up in such a manner as to offset the effect of such excise tax on such payments. For purpose of this Section 9, the phrase "Change in Control of Employer" shall be deemed to have occurred if (x) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) hereafter becomes the beneficial owner, directly or indirectly, of securities of Employer, representing 25% or more of the combined voting power of the Employer's then outstanding securities (other than members of Richard Brandt's family, directly or indirectly through trusts or otherwise); and (y) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Employer cease by reason of a contested election to constitute at least a majority thereof, unless Richard Brandt shall have approved such change in the majority. For further purposes of this Section 9 only, the restriction in Section 7(ii) shall only apply to a customer of Employer who was a customer during the six (6) month period prior to termination of employment with respect to replacing Employer's leased products with competitor's purchased or leased products or Employer's service contracts with replacement service contracts for Employer's equipment, as long as such service or lease agreement is in effect (including continuation of use or other extension beyond the termination date thereof). The restrictions in Section 7(i) and (iii) shall continue without modification.

                10. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

                11. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and served personally or sent by United States certified or registered mail, return receipt requested, or overnight courier such as Federal Express or Airborne to his address as stated on Employer's records, in the case of Employee, or to the office of Trans-Lux Corporation, attention of the Chairman or Vice Chairman of the Board, 110 Richards Avenue, Norwalk, Connecticut 06856-5090, in the case of Employer, or such other address as designated in writing by the parties.

                12. This Agreement shall be construed in accordance with the laws of the State of New York.

                13. This instrument contains the entire agreement between the parties and supersedes as of June 1, 1998, the Agreement between Employer and Employee dated as of June 1, 1994, as amended, except any amounts which accrued as of such date and are unpaid, but excluding any Bonus for the period January 1-May 31, 1998 which is covered by Section 4(d) hereof. It may not be changed, modified, extended or renewed orally except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, discharge or extension is sought. IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year above written.



                                  TRANS-LUX CORPORATION

                                  By:/s/ Victor Liss
                                     _________________________________
                                      Vice Chairman of the Board


                                      /s/ Michael R. Mulcahy
                                      _________________________________
                                      Michael R. Mulcahy